Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Term Sheet No. 2025-USNCH29675

dated December 22, 2025 relating to
Preliminary Pricing Supplement No. 2025-USNCH29675

dated December 22, 2025

Registration Statement Nos. 333-270327 and 333-270327-01

Filed Pursuant to Rule 433

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029

Term Sheet to Preliminary Pricing Supplement No. 2025-USNCH29675 dated December 22, 2025

Summary of Terms

Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Basket:	An unequally weighted basket (the “basket”) comprised of the EURO STOXX 50® Index (40.00%), the Nikkei 225 Index (25.00%), the FTSE® 100 Index (17.50%), the Swiss Market Index® (10.00%) and the S&P/ASX 200 Index (7.50%) (each referred to as a “basket component”).
Pricing Date*:	December 29, 2025
Issue Date*:	January 2, 2026
Stated Principal Amount:	$1,000 per security
Automatic Call:	If the basket closing value on the call date is greater than or equal to the starting value, the securities will be automatically called for redemption on the call settlement date for an amount in cash per security equal to $1,000 plus the call premium.
Call Premium:	At least 9.00% of the stated principal amount (to be determined on the pricing date)
Maturity Payment Amount (per security):

If the securities are not automatically called for redemption prior to maturity, you will receive a maturity payment amount for each $1,000 stated principal amount security you hold at maturity:

• if the ending value is greater than the starting value: $1,000 + ($1,000 × basket return × participation rate);

• if the ending value is less than or equal to the starting value, but greater than or equal to the threshold value: $1,000; or

• if the ending value is less than the threshold value: $1,000 + ($1,000 × basket return)

Participation Rate:	125%
Call Date*:	January 4, 2027
Call Settlement Date:	The third business day after the call date.
Final Calculation Day*:	December 29, 2028
Maturity Date*:	January 4, 2029
Starting Value:	100.00
Threshold Value:	75.00, which is equal to 75% of the starting value.
Ending Value:	The basket closing value on the final calculation day.
Basket Closing Value:	On any calculation day, the “basket closing value” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 40.00% of the component return of the EURO STOXX 50® Index; (B) 25.00% of the component return of the Nikkei 225 Index; (C) 17.50% of the component return of the FTSE® 100 Index; (D) 10.00% of the component return of the Swiss Market Index® and (E) 7.50% of the component return of the S&P/ASX 200 Index.
Basket Return:	(ending value – starting value) / starting value
Component Return:	On any calculation day, the “component return” of a basket component will be equal to: (closing value on such date – initial component value) / initial component value
Initial Component Value:	With respect to each basket component, its closing value on the pricing date
Final Component Value:	With respect to each basket component, its closing value on the final calculation day
Calculation Agent:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 2.00% and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	17332TDJ5 / US17332TDJ51
United States Federal Tax Considerations:	See the preliminary pricing supplement.

* subject to change

** In addition, CGMI may pay a fee of up to 0.30% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are automatically called for redemption, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the basket beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the basket at the participation rate.

If the securities are not automatically called for redemption prior to maturity and the ending value is less than the threshold value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $900.50 per security, which will be less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/831001/000095010325016408/
dp239014_424b2-us25a5637d2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Lose Some Or All Of Your Investment.

•	The Securities Do Not Pay Interest.

•	If The Securities Are Automatically Called For Redemption Prior To Maturity, Your Potential Return On The Securities Is Limited.

•	The Securities May Be Automatically Called For Redemption Prior To Maturity, Limiting The Term Of The Securities.

•	You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Securities Included In The Basket Components.

•	Changes In The Closing Value Of The Basket Components May Offset Each Other.

•	The Basket Components Are Unequally Weighted.

•	The Basket Components May Be Highly Correlated In Decline.

•	An Investment In The Securities Is Not A Diversified Investment.

•	The Performance Of The Securities Will Depend On The Closing Values Of The Basket Components Solely On The Calculation Days, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Values Of The Basket Components On Or Near The Calculation Days.

•	The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	The Performance Of The Basket Components Will Not Be Adjusted For Changes In Currency Exchange Rates.

•	The Basket Components Are Subject To Risks Associated With Non-U.S. Markets.

•	Our Offering Of The Securities Is Not A Recommendation Of The Basket Components.

•	The Closing Values Of The Basket Components May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	Changes That Affect The Basket Components May Affect The Value Of Your Securities.

•	The Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, underlying supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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